Exhibit 99.2

Principal Financial Group, Inc.

Investor Conference

December 3, 2009

Principal®

WE'LL GIVE YOU AN EDGE℠

Market performance key driver of AUM growth


S&P Price Performance
S&P 500 Index Closing Price
1,500
1,400
1,300
1,200
1,100
1,000
900
800
700
600
500
01/02/2008, 1447.2
2008 S&P Mean = 1227
-22%
03/09/2009, 676.5
2009 S&P Mean = 960E
+20%
2010 S&P Mean = 1150E
12/31/2010, 1186E
2008
2009
2010

Principal Financial Group

2010 Outlook

Key assumptions impacting outlook for 2010:

- A 13 to 15 percent increase in average AUM
- Net cash flow in 2010 of 2 to 3 percent of beginning of year AUM
- Roughly 7-8 percent asset appreciation in 2010 for AUM growth and DPAC projections
- No share repurchase activity
- 8 percent higher weighted average shares outstanding in 2010 than 2009
- A change in our economic interest in Brasilprev*
- Further scaling back of Investment Only**
- Guidance does not contemplate any other activity, other than where a definitive agreement has been signed by the company and announced publicly.

*Guidance contemplates a change in operating earnings for Principal International based on the company's October 2009 Memorandum of Understanding with Banco do Brasil. Upon finalization, this would change the company's economic interest in the Brasilprev joint venture from 46 to 25% (estimated impact, a $30 million reduction in earnings).
**The company plans to further scale back the Investment Only (IO) business in 2010, from approximately 25% of general account liabilities to approximately 20% (estimated impact, a $15 million reduction in earnings).

Principal Financial Group

2010 Outlook

Operating earnings per diluted share…
$2.45 to $2.75

Credit-related losses* per diluted share…
$0.65 to $0.75

Midpoint of EPS range assumes OE growth of 20+% for our key growth businesses in total compared to 2009**

*Includes estimate for losses on commercial mortgages.
**Based on net cash flow and asset appreciation assumptions on previous slide. Also based on adjusting for the change in economic interest in Brazil and for the $10 million after-tax lower-than-normal DPAC amortization expense in 2009 caused by market performance true-ups.

Principal Financial Group